UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2012

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

0-21084                                                      55-0717455

             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                                            25728

(Address of Principal Executive Offices)                                                                                                   (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

In a current report on Form 8-K filed January 3, 2012, Champion Industries, Inc. ("the Company") advised that it had entered into a Limited Forbearance Agreement and Third Amendment to Credit Agreement (the “Forbearance Agreement”) which provides, among other things, that during a forbearance period commencing on December 28, 2011 and ending on April 30, 2012 (unless sooner terminated by default of the Company under the Forbearance Agreement or the Credit Agreement), the Lenders were willing to temporarily forbear exercising certain rights and remedies available to them, including acceleration of the obligations or enforcement of any of the liens provided for in the Credit Agreement among the Company, as Borrower, various Lenders and Fifth Third Bank as Lender and Administrative Agent dated September 14, 2007, as amended (“the Credit Agreement”). The Company acknowledged in the Forbearance Agreement that as a result of the existing defaults, the Lenders are entitled to decline to provide further credit to the Company, to terminate their loan commitments, to accelerate the outstanding loans, and to enforce their liens.

The Forbearance Agreement expired at the close of business on April 30, 2012 and on May 2, 2012, Fifth Third Bank, the Administrative Agent under the Credit Agreement, sent the Company a Notice of Default and Reservation of Rights (“Notice of Default”), advising that the Company is in default under provisions of the Credit Agreement requiring it to maintain certain financial ratios. The default relates to Sections 6.20(a) and 6.20(b), of the Credit Agreement.

The Notice of Default also advised that the Administrative Agent has not waived the Events of Default and reserves all rights and remedies as a result thereof.  Those remedies include, under the Credit Agreement, the right to accelerate and declare due and immediately payable the principal and accrued interest on all loans outstanding under the Credit Agreement.

The Notice of Default further stated that any extension of additional credit under the Credit Agreement would be made by the Lenders in their sole discretion without any intention to waive any Events of Default.

In connection with the Credit Agreement, the Company and all of its subsidiaries entered into a security agreement and deeds of trust and mortgages in favor of the Administrative Agent for the various lenders from time to time parties to the Credit Agreement, pursuant to which the Company and its subsidiaries encumbered substantially all their assets for the benefit of the secured parties, as collateral security for the payment and performance of their obligations under the Credit Agreement.  The encumbered assets include substantially all tangible and intangible assets of the Company and its subsidiaries including, without limitation, substantially all accounts receivable, inventory, equipment, real estate and stock of the subsidiaries.

Regardless of the Company’s inability to remain in compliance with certain financial covenants, the Company has made every scheduled payment of principal and interest.  The principal payments made by the Company from the loan inception in September 2007 through April 30, 2012 aggregated approximately $42.2 million or 49.4% of the initial balance outstanding at September 2007 of approximately $85.5 million, during a significant economic and secular downturn within the economy.

The Forbearance Agreement provided that if the Company, the Administrative Agent and applicable Lenders do not enter into a new agreement or an amendment to the Forbearance Agreement by April 30, 2012, the defaults shall be deemed existing and unsecured and any remaining funds in the cash collateral account, currently $500,000, shall be immediately available to the Administrative Agent pursuant to the Contribution Agreement and Cash Collateral Security Agreement dated March 31, 2010 among the Company, the Administrative Agent and Marshall Reynolds. The Company has received no notification from the Administrative Agent regarding the use of cash collateral as a result of the Company’s inability to remain in compliance with certain financial covenants.

The Company has continued to work with the investment banking group of Raymond James & Associates, Inc. to assist it with a restructuring or refinancing of the existing debt and other potential transaction alternatives. The Company continues to have ongoing dialogue with the Administrative Agent and the syndicate of banks with respect to a forbearance agreement regarding the Events of Default and/or an amendment/restructuring of the existing debt.    A total of $43,305,000 of current and long-term debt and outstanding revolving line of credit borrowings are subject to accelerated maturity and, as such, the Lenders may, at their option, give notice to the Company that amounts owed are immediately due and payable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: May 4, 2012
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

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